August 22, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 20, 2013, to be filed by our former client, Corning Natural Gas Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/S/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, NY